Exhibit 10.12
                       THIRD AMENDMENT TO CREDIT AGREEMENT


                  THIS THIRD AMENDMENT TO CREDIT AGREEMENT is dated as of the 28th day of July, 1995, and entered into among PAGE AMERICA GROUP, INC., a New York corporation, PAGE AMERICA OF ILLINOIS, INC., an Illinois corporation, PAGE AMERICA COMMUNICATIONS OF INDIANA, INC., an Indiana corporation, PAGE AMERICA OF NEW YORK, INC., a New York corporation, PAGE AMERICA COMMUNICATIONS OF CALIFORNIA, INC., a California corporation, PAGE AMERICA COMMUNICATIONS OF FLORIDA, INC., a Florida corporation, PAGE AMERICA OF PENNSYLVANIA, INC., a Pennsylvania corporation, and ADIRONDACK RADIO TELEPHONE CO., INC., a New York corporation (each a "Company", and collectively the "Companies"), the Lenders signatory hereto, and NATIONSBANK OF TEXAS, N.A., a national banking association, individually and as Administrative Lender (in such latter capacity, the "Administrative Lender").

                                   WITNESSETH:


                  WHEREAS, the Companies, the Lenders and the Administrative Lender entered into a Credit Agreement, dated December 30, 1993, as amended pursuant to that certain First Amendment to Credit Agreement dated as of August 12, 1994, and as further amended by that certain Second Amendment to Credit Agreement dated as of December 28, 1994 (as amended, the "Credit Agreement");

                  WHEREAS, certain Events of Default (as defined in the Credit Agreement) have occurred and are continuing as a result of the Companies' failure to perform, observe and comply with certain covenants contained in the Credit Agreement;

                  WHEREAS, the Companies have requested that the Lenders and the Administrative Lender waive the Specified Defaults (as hereinafter defined) and amend certain of the terms and provisions of the Credit Agreement; and

                  WHEREAS, the Lenders and the Administrative Lender have agreed to waive the Specified Defaults and to modify the Credit Agreement upon the terms and conditions set forth below.

                  NOW, THEREFORE, for valuable consideration hereby acknowledged, the Companies, the Lenders and the Administrative Lender agree as follows:

                  SECTION 1. DEFINITIONS. Unless specifically defined or redefined below, capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

SECTION 2. AMENDMENTS TO SECTION 1.01 OF THE CREDIT AGREEMENT.

                  (a)      AMENDMENT TO DEFINITION OF MATURITY DATE.
Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of "MATURITY DATE" of the Credit Agreement in its entirety and substituting the following in its stead:

                  "MATURITY DATE" means December 29, 1995, or such earlier date that the Revolving Credit Loans, the Term Loan or the Obligation become due and payable in full or in part pursuant to this Agreement (whether by acceleration, prepayment in full or otherwise); PROVIDED, HOWEVER, that Maturity Date shall mean:

                  (A) February 29, 1996 (subject to earlier termination if the Revolving Credit Loan, the Term Loan or the Obligation become due and payable in full or in part pursuant to this Agreement, whether by acceleration, prepayment in full or otherwise), if each of the following conditions shall have been satisfied:

                           (a) On or before December 29, 1995, PAG shall have
                  entered into and delivered to the Administrative Lender a letter of intent for the sale of Property of the Companies, which letter of intent shall (x) be in form and substance satisfactory to the Lenders and the Administrative Lender in their sole and absolute discretion, (y) provide for the sale of such Property on terms which provide payment in cash on the closing in an amount sufficient to satisfy the entire amount of the Obligation on or before June 28, 1996, and (z) provide for such sale to be completed on or before June 28, 1996;

                           (b) On or before 5:00 p.m. on December 28, 1995, the
                  Administrative Lender shall have received from the Notification Agent a written notice, signed by a Responsible Officer, indicating that the Companies intend to exercise their option to amend the Maturity Date, and certifying that the conditions precedent to the extension of the Maturity Date have been satisfied, or will be satisfied on or prior to December 29, 1995; and

                           (c) No Default shall have occurred and be continuing; or

                  (B) June 28,1996 (subject to earlier termination if the Revolving Credit Loan, the Term Loan or the Obligation become due and payable in full or in part pursuant to this Agreement, by acceleration, prepayment in full or otherwise), if each of the following conditions shall have been satisfied:

                           (a) On or before December 29, 1995, or if the
                  Maturity Date has been extended to February 29, 1996, pursuant to paragraph (A) above, then on or before February 29, 1996, PAG shall have:

                                    (i) entered into and delivered to the
                           Administrative Lender an agreement for the sale of Property of the Companies, which agreement shall (x) be in form and substance satisfactory to the Lenders and the Administrative Lender in their sole and absolute discretion, (y) provide for the sale of such Property on terms which provide payment in cash on the closing in an amount sufficient to satisfy the entire amount of the Obligation on or before June 28,1996, and (z) provide for such sale to be completed on or before June 28, 1996; or

                                    (ii) delivered to the Administrative
                           Lender, a signed commitment for the refinancing in full of the Obligation, which commitment shall (x) be in form and substance and from a source with resources satisfactory to the Lenders and the Administrative Lender in their sole and absolute discretion, and (y) provide for such refinancing to be completed on or before June 28, 1996; and

                           (b) On or before 5:00 p.m. on December 28, 1995, or
                  if the Maturity Date has been extended to February 29, 1996, pursuant to paragraph (A) above, then on or before 5:00 p.m. on February 28, 1996, the Administrative Lender shall have received from the Notification Agent a written notice, signed by a Responsible Officer, indicating that the Companies intend to exercise their option to amend the Maturity Date, and certifying that the conditions present to the extension of the Maturity Date have been satisfied, or will be satisfied on or prior to December 29, 1995, or February 29, 1996, as the case may be; and

                           (c)      No Default shall have occurred and be
                  continuing.

         (b) AMENDMENT TO DEFINITION OF OBLIGATION. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of "OBLIGATION" of the Credit Agreement in its entirety and substituting the following in its stead:

                  "OBLIGATION" means (a) all present and future obligations, indebtedness and liabilities of the Companies and the Subsidiaries, or any of them, to the Lenders, or any of them, arising from, by virtue of' or pursuant to this Agreement, any other Loan Papers and any and all renewals and extensions thereof or any part thereof' including, without limitation, all costs, expenses and fees incurred by any Lender, all interest accruing on all or any part of such obligations, indebtedness and liabilities, and attorneys' fees payable by the Companies in accordance with the terms of Section 9.07 hereof whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several, and (b) all present and future obligations, indebtedness and liabilities (including without limitation all obligations, indebtedness and liabilities for overdrafts) of the Companies, or any of them, to NationsBank of Texas, N.A. in connection with any deposit account of Companies or any of them, including without limitation all costs, expenses and fees incurred by NationsBank of Texas, N.A., all interest accruing on all or any part of such obligations, indebtedness and liabilities, and attorneys' fees payable and other expenses incurred by NationsBank of Texas, N.A. in the enforcement or collection thereof.

         (c)      AMENDMENT TO DEFINITION OF OPERATING CASH FLOW.
Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of "OPERATING CASH FLOW" of the Credit
Agreement in its entirety and substituting the following in its stead:

                  "OPERATING CASH FLOW" means, for the most recently completed twelve months of the Companies (after excluding the effect of the contribution of Property sold pursuant to the PageNet Sale), the sum of the Companies' and the Subsidiaries' (a) pretax income or loss, as the case may be (excluding extraordinary gains and losses), plus (b) total interest expense, bank fees and other financing costs, plus (c) depreciation and amortization expense, plus (d) gain or loss on any disposition of any asset or Property other than sales of pagers in the ordinary course of business, plus (e) all other non-recurring or non-cash charges, as customarily determined, all calculated on a consolidated basis in accordance with GAAP.

         (d)      AMENDMENT TO DEFINITION OF SPECIAL COUNSEL. Section
1.01 of the Credit Agreement is hereby amended by deleting the definition of "SPECIAL COUNSEL" of the Credit Agreement in its entirety and substituting the following in its stead:

                           "SPECIAL COUNSEL" means the law firm of Winstead
                  Sechrest & Minick P.C., or any other counsel selected from time to time by the Administrative Lender.

         (e) ADDITION OF DEFINITION OF MOTOROLA DEBT. Section 1.01 of the Credit Agreement is hereby amended by adding thereto the following definition of "MOTOROLA DEBT":

                     "MOTOROLA DEBT" means all obligations,
                indebtedness and liabilities of the Companies, or any of them, to Motorola, Inc., including without limitation all obligations, indebtedness and liabilities arising pursuant to the purchase of certain paging equipment.

         (f)      ADDITION OF DEFINITION OF NET CAPITAL EXPENDITURES.
Section 1.01 of the Credit Agreement is hereby amended by adding thereto the following definition of "NET CAPITAL EXPENDITURES":

                           "NET CAPITAL EXPENDITURES" means, for any period,
                  Capital Expenditures of the Companies for such period, minus
                  (i) cost of goods sold of the Companies for such period and
                  (ii) the net book value of pagers lost or stolen during such period, both as determined in accordance with GAAP, all on a consolidated basis.

         (g)      ADDITION OF DEFINITION OF PAGENET AGREEMENT. Section
1.01 of the Credit Agreement is hereby amended by adding thereto the following definition of "PageNet Agreement":

                           "PAGENET AGREEMENT" means that certain Asset
                  Purchase Agreement dated as of February 24, 1995, by and among Paging Network of Florida, Inc., a Delaware corporation, Page America Group, Inc., a New York corporation, Page America Communications of California, Inc., a California corporation, Page America Communications of Florida, Inc., a Florida corporation and Page America of New York, Inc., a New York corporation, as amended to the extent permitted in Section 6.04(d).

         (h) ADDITION OF DEFINITION OF PAGENET SALE. Section 1.01 of the Credit Agreement is hereby amended by adding thereto the following definition of "PAGENET SALE":

                  "PAGENET SALE" means the sale by certain of the Companies of substantially all of the paging and related assets of Page America Communications of California, Inc. and Page America Communications of
         Florida, Inc. to Paging Network of Florida, Inc., pursuant to the PageNet Agreement.

SECTION 3. AMENDMENT TO SECTION 2.05(C) OF THE CREDIT AGREEMENT.

         Section 2.05(c) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

                           (c)      TERM LOAN PAYMENTS.  The Companies
                  shall, jointly and severally, repay the Term Loan on the Maturity Date and as follows:

                                    (i)  immediately upon receipt, all proceeds
                           paid to any of the Companies from the escrow provided for in the PageNet Agreement; and

                                    (ii) to the extent funds remain after
                           December 29, 1995, all amounts in the account described in paragraph (d)(v) of Section IS of the Third Amendment to Credit Agreement dated as of July 28, 1995.

                  SECTION 4. AMENDMENT TO SECTION 4.04 OF THE CREDIT AGREEMENT. The date in the penultimate sentence of Section 4.04 of the Credit Agreement is hereby amended to read "June 30, 1995".

                  SECTION 5. AMENDMENTS TO SECTION 5.07 OF THE CREDIT AGREEMENT. Section 5.07 of the Credit Agreement is hereby amended to (x) delete subsection (f) in its entirety and substitute the following subsection (f) in its stead and (y) add the following subsections (r) and (s):

                  (f) Together with each set of financial statements delivered pursuant to subsections (a) and (c) above, a Compliance Certificate, a churn analysis report, and an accounts receivable aging report with reconciliation of bad debt expense for such period and including a comparison of budgeted and actual Capital Expenditures and budgeted and actual pagers in service, all in detail, and in any event in form satisfactory to Administrative Lender and Lenders;

                  (r) Within ten (10) days following the end of each month, a written report describing the Companies' efforts during such month to sell any Property of the Companies, together with any and all offering materials delivered by the Companies, or any of them, during such month to potential purchasers in connection with such sales efforts, all in detail, and in any event in form satisfactory to Administrative Lender and Lenders;

                  (s) As soon as possible, and in any event within three (3) Business Days after Friday of each week, a report of beginning and ending cash for such week, and receipts and disbursements for such week of the Companies on a consolidated basis, in reasonable detail, and in any event in form satisfactory to Administrative Lender and to Lenders.

         SECTION 6. AMENDMENT TO SECTION 6.01 OF THE CREDIT AGREEMENT. Section
6.01 of the Credit Agreement shall be deleted in its entirety and the following substituted in its stead:

                  SECTION 6.01. FINANCIAL COVENANTS. The Companies and the Subsidiaries shall comply with the following covenants, calculated on a consolidated basis:

         (a) LEVERAGE RATIO. The Leverage Ratio shall not, on the last day of any month set forth below, exceed the ratio set forth below opposite such month:

   MONTH                                          RATIO
                                                   8.57
  September, 1995                                  9.06
  October, 1995                                    9.66
  November, 1995                                  10.23
  December, 1995                                  10.92
  January, 1996                                   11.34
  February, 1996                                  11.88
  March, 1996                                     12.63
  April, 1996                                     13.02
  May, 1996                                       13.34
  June, 1996                                       4.45

         (b) SENIOR LEVERAGE RATIO. The Senior Leverage Ratio shall not, on the last day of any month set forth below, exceed the ratio set forth below opposite such month:

            MONTH                                 RATIO

         August, 1995                             6.15
         September, 1995                          6.47
         October, 1995                            6.89
         November, 1995                           7.30
         December, 1995                           7.62
         January, 1996                            7.91
         February, 1996                           8.29
         March, 1996                              8.81
         April, 1996                              9.09
         May, 1996                                9.31
         June, 1996                               0.40

         (c) OPERATING CASH FLOW TO TOTAL INTEREST CHARGES. The ratio of (i) Operating Cash Flow to (ii) cash interest expense on Funded Debt, paid by the Companies and the Subsidiaries during the most recently completed twelve month period shall not, as of the end of any month set forth below, be less than the ratio set forth below opposite such month:

                  MONTH                      RATIO

         August, 1995                         1.39
         September, 1995                      1.41
         October, 1995                        1.43
         November, 1995                       1.47
         December, 1995                       2.13
         January, 1996                        2.16
         February, 1996                       2.12
         March, 1996                          2.11
         April, 1996                          2.12
         May, 1996                            2.22
         June, 1996                           2.33

     (d) PRO-FORMA DEBT SERVICE COVERAGE RATIO. The Pro-Forma Debt Service Coverage Ratio shall not, as of the end of any month, be less than the ratio set forth below opposite such month: MONTH RATIO

         August, 1995                           0.162
         September, 1995                        0.151
         October, 1995                          0.141
         November, 1995                         0.133
         December, 1995                         0.127
         January, 1996                          0.123
         February, 1996                         0.118
         March, 1996                            0.112
         April, 1996                            0.109
         May, 1996                              0.108
         June, 1996                             3.375

         (e) CAPITAL EXPENDITURES LIMITATION. The Companies will not permit the aggregate amount of Net Capital Expenditures of the Companies during any calendar month, beginning August, 1995, to exceed the amount set forth below opposite such month (such amount being hereinafter referred to as the "Monthly CapEx Allowance").

                  August, 1995                   $300,000
                  September, 1995                 300,000
                  October, 1995                   300,000
                  November, 1995                  300,000
                  December, 1995                  300,000
                  January, 1996                   189,000
                  February, 1996                  149,000
                  March, 1996                     147,000
                  April, 1996                     146,000
                  May, 1996                       145,000
                  June, 1996                      144,000

To the extent the Companies have Net Capital Expenditures during any given month in an aggregate amount which is less than the Monthly CapEx Allowance, the Companies may carry over the unused portion of the Monthly CapEx Allowance to the succeeding months.

         SECTION 7. AMENDMENT TO SECTION 6.02(D) OF THE CREDIT AGREEMENT.
Section 6.02(d) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

                  (d) so long as (i) no Default or Event of Default is in existence immediately before the incurrence of such Debt or is caused thereby, and (ii) the Companies have delivered to each Lender a Compliance Certificate demonstrating pro forma compliance with the terms of this Agreement after giving effect to the incurrence of such Debt, Debt of Companies (including Contingent Liabilities, reimbursement obligations for letters of credit, purchase money Debt, and Capitalized Lease Obligations of Companies) which together with the Debt described in Section 6.02(b) hereof shall not exceed at any one time outstanding in the aggregate for all Companies an amount equal to $2,000,000.00, and

         SECTION 8. AMENDMENT TO SECTION 6.04(D) OF THE CREDIT AGREEMENT.
Section 6.04(d) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

                  (d) so long as (i) no Default or Event of Default shall exist or be caused thereby, and (ii) the Companies have delivered to each Lender a Compliance Certificate demonstrating pro forma compliance with the terms and provisions of this Agreement after giving effect to such asset sales, the Companies may sell or dispose of assets for cash, provided that the Net Proceeds of such sales must promptly be used by the Companies to prepay outstanding Advances in accordance with the provisions of Section 2.05(e) hereof. The PageNet Sale, so long as it is consummated pursuant to the terms of the PageNet Agreement without substantial amendment or waiver, and the proceeds are paid in accordance with the conditions precedent to the Third Amendment to Credit Agreement dated as of July 28, 1995, is hereby deemed to comply with the requirements of this Section 6.04(d) and
         Section 2.05(e), and shall be permitted.

         SECTION 9. AMENDMENTS TO SECTION 6.05 OF THE CREDIT AGREEMENT. Sections 6.05(b) and 6.05(c) of the Credit Agreements, are each hereby deleted in their entirety.

         SECTION 10. AMENDMENT TO SECTION 6.07 OF THE CREDIT AGREEMENT. The first sentence of Section 6.07 of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

         The Companies will not, and will not cause or permit any of the Subsidiaries to, engage in any transaction with an Affiliate of the Companies or any of the Subsidiaries (other than the Companies or a wholly owned Subsidiary of any Company) on terms less favorable to such Company or such Subsidiary (as the case may be) than would have been obtainable in an arm's length dealing with a Person other than an Affiliate, provided that PAG may engage Bariston Associates, Inc. to provide investment banking services to PAG, provided, however, that the payment for such services, which shall not exceed an aggregate amount for any fiscal year of $ 105,000 plus a cost of living adjustment for each year after 1993 equal to the change in the consumer price index at the start of each such year, over such index at the start of the prior year, shall be deferred from March 1, 1995, until after the Maturity Date (or until the Obligation is paid and performed in full).

         SECTION 11. AMENDMENT TO SECTION 7.01(C) OF THE CREDIT AGREEMENT.
Section 7.01(c) of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

                  (c) Any Company or any Subsidiary shall fail to perform or observe any term or covenant contained in Article VI hereof or Section 5.07(i) hereof; or any letter of intent, agreement, or commitment for refinancing submitted to the Lenders which has the effect of extending the Maturity Date (subject to earlier termination provided herein) shall be terminated, revoked, or in any material respect changed or amended; or the FCC shall decline or fail to consent to any matter requiring its consent in order to close any transaction which is the subject of any of the above described letters of intent, agreements or commitments.

         SECTION 12. AMENDMENT TO SECTION 7.01(O) OF THE CREDIT AGREEMENT. Effective January 1, 1995, Section 7.01(o) of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

                  (o) Any Change in Control shall occur, or the Company shall fail to continue to engage a consultant to the Companies, satisfactory to the Lenders and the Administrative Lender in their sole and absolute discretion, with expertise in financial management and turnaround situations, subject to a Consulting Agreement reasonably satisfactory in form and substance to the Lenders and the Administrative Lender.

         SECTION 13. AMENDMENT TO SECTION 9.02(B) OF THE CREDIT AGREEMENT.
Section 9.02(b) of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its stead:

             (b)      IF TO THE ADMINISTRATIVE LENDER:

                      NationsBank of Texas, N.A.
                      901 Main Street, 66th Floor
                      Dallas, Texas 75202

                      Attention:                Mr. William E. Livingstone, IV
                                                Senior Vice President
                                               (214) 508-2023 - phone
                                               (214) 508-0604 - facsimile

                           WITH A COPY TO:

                        Winstead Sechrest & Minick, P.C.
                           5400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas 75270-2199
                           Attention:                Mr. Ira D. Einsohn
                             (214)745-5223 - phone
                           (214)745-5390 - facsimile

     SECTION 14. AMENDMENT TO EXHIBIT B TO THE CREDIT AGREEMENT. Exhibit B to the Credit Agreement is hereby deleted in its entirety and Exhibit B to this Third Amendment is substituted in its stead.

         SECTION 15. CONDITIONS PRECEDENT. This Third Amendment shall not be effective until all proceedings of the Companies taken in connection with this Third Amendment and the transactions contemplated hereby shall be satisfactory in form and substance to the Administrative Lender and Lenders, and each of the following conditions precedent shall have been satisfied:

                  (a) The Companies shall have delivered to the Administrative Lender all monthly and annual information required to be delivered pursuant to Section 5.07 of the Credit Agreement and not previously delivered;

                  (b) The Administrative Lender shall have received an original executed copy of an amendment to the Subordinated Purchase Agreement, certified by a Responsible Officer to be true and correct and in full force and effect, which shall be reasonably satisfactory in form and substance to the Lenders and the Administrative Lender in their sole and absolute discretion and shall provide for all cash payments of principal, interest and any other amounts due under the Subordinated Debt after the date hereof, to be deferred until the earlier of (i) July 1, 1996, or (ii) the first day immediately following the day on which the Obligation has been paid and performed in full, PROVIDED that such amendment may require the Companies to issue promissory notes in lieu of such deferred cash interest payments;

                  (c) The Companies shall have established a lease credit facility with NEC America, Inc., on terms satisfactory to the Lenders and the Administrative Lender in their sole and absolute discretion, in a minimum amount of $ 1,000,000.00;

                  (d) The PageNet Sale shall have closed substantially in accordance with the terms of the PageNet Agreement on or before July 31, 1995, and the following payments shall have been made and actions taken:

                           (i) the principal of the Term Loans shall have been reduced by an amount not less than $11,780,260;

                           (ii) NationsBank of Florida, H.A. shall have been reimbursed in full for any overdrafts outstanding from the Companies;

                           (iii) Lenders and Administrative Lender shall have
                  been reimbursed in full for all expenses, including attorneys' fees and expenses, described in Section 19 of this Third Amendment;

                           (iv)  the Companies shall have moved their
                  operating accounts to NationsBank of Texas, H.A.;

                           (v) the Companies shall have established one or more
                  restricted accounts at NationsBank of Texas, H.A., into which $2.3 million of the Net Proceeds of the PageNet Sale shall have been deposited, to be used for the payment of the Motorola Debt and other accounts payable outstanding as of July 31, 1995, which account shall provide that it may be drawn upon by the Company against certification by the Company that payments are being used for said accounts payable, together with the submission of invoices supporting the same;

                           (vi) PAG shall have paid to Administrative Lender
                  for the account of the Lenders (x) interest at the LIBOR rate from August 1, 1995, through and including December 29, 1995, on the amount of all principal outstanding after payments of principal on July 28, 1995, and (y) all interest due and payable on July 31, 1995;

                           (vii) the Administrative Lender shall have received
                  the original or a certified copy of a letter from PAG to the Escrow Agent and Paging Network of Florida, Inc. directing that all funds payable to PAG or any Company shall be paid instead directly to the Administrative Lender for the account of the Lenders until further notice from the Administrative Lender, which direction shall have been accepted by Paging Network of Florida, Inc. and the escrow agent;

                           (viii) PAG shall have paid to the Administrative
                  Lender for the account of the Lenders an extension fee in the amount of 1% of the outstanding principal amount of the Term Loans after giving effect to the payments in (i) above and
                  (ix) below; and

                           (ix) PAG shall have paid to the Administrative
                  Lender for the account of the Lenders all net cash available to the Company from the Net Proceeds of the PageNet Sale in excess of $948,000 minus the amount paid to cover the overdraft described in (ii) above, after application of the amounts in (i), (iii), (v), (vi) and (viii) above.

                  (e) The Administrative Lender and each Lender shall have received each of the following, in form and substance satisfactory to the Administrative Lender, the Lenders and Special Counsel in their sole and absolute discretion:

                           (i) a loan certificate of the Companies certifying
                  (i) as to the accuracy of the representations and warranties set forth in Article IV of the Credit Agreement, the other Loan Papers and in this Third Amendment, (ii) that there exists no Default or Event of Default, other than the Specified Defaults (as hereinafter defined) either before or after giving effect to this Third Amendment, and the execution, delivery and performance of this Third Amendment will not cause a Default or Event of Default, (iii) that except for the Specified Defaults, they have complied with all agreements and conditions to be complied with by them under the Credit Agreement, the other Loan Papers and this Third Amendment by the date hereof, (iv) that, except as delivered pursuant to paragraph (b) above, no notice of the execution of this Third Amendment is required under the terms of the Subordinated Notes and Agreements and no consent of the holders of the Subordinated Debt is required under the terms of the Subordinated Notes and Agreements in connection with this Third Amendment, and (v) that there exists no default or breach by any party of any term or provision of the Subordinated Notes and Agreements, or any other document or instrument related to the Subordinated Debt, and that copies of all material notices, letters or other communications received by any Company from any Subordinated Lender are attached to such certificate;

                           (ii) an opinion of counsel of the Companies
                  acceptable to the Lenders with respect to this Third Amendment, including, without limitation, an opinion with respect to (i) the validity and enforceability of the Loan Papers after giving effect to this Third Amendment, and (ii) the Subordinated Notes and Agreements (particularly with respect to the subordination provisions), the execution of the Third Amendment, and compliance with all notice and other provisions relating to the execution of this Third Amendment and the circumstances and events necessitating its execution); and

                           (iii) such other documents, instruments, and
                  certificates, in form and substance reasonably satisfactory to the Lenders, as the Lenders shall deem necessary or appropriate in connection with this Third Amendment and the transactions contemplated hereby.

         SECTION 16. WAIVERS. (a) Subject to the terms and conditions hereof, the Lenders hereby waive the Specified Defaults (hereinafter defined); PROVIDED, HOWEVER, that the Lenders' waiver of the Specified Defaults and their rights and remedies as a result of the occurrence thereof shall not constitute and shall not be deemed to constitute a waiver of any other Event of Default, whether arising as a result of further violations of any provision of the Credit Agreement previously violated by the Companies and constituting a Specified Default or otherwise, or a waiver of any rights and remedies arising as a result of such other Events of Default; and PROVIDED FURTHER, HOWEVER, the waiver of the Specified Default in paragraph 3 on Annex I shall only be effective until one day after the Closings (as defined in the PageNet Agreement). As used herein, "SPECIFIED DEFAULTS" shall mean the failure of the Companies to observe the covenants set forth in the Credit Agreement, which are described on Annex I attached hereto. (b) In consideration of the Lenders' waiver of the Specified Defaults and certain other good and valuable consideration, the Companies each hereby expressly acknowledge and agree that none of them has any setoffs, counterclaims, adjustments, recoupments, defenses, claims or actions of any character, whether contingent, non-contingent, liquidated, unliquidated, fixed, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown, against any Lender or the Administrative Lender or any grounds or cause for reduction, modification or subordination of the Obligation or any liens or security interests of any Lender or the Administrative Lender. To the extent any Company may possess any such setoffs, counterclaims, adjustments, recoupments, claims, actions, grounds or causes, each Company hereby waives, and hereby releases each Lender and the Administrative Lender from, any and all of such setoffs, counterclaims, adjustments, recoupments, claims, actions, grounds and causes, such waiver and release being with full knowledge and understanding of the circumstances and effects of such waiver and release and after having consulted counsel with respect thereto.

         SECTION 17. TERMINATION OF REVOLVING CREDIT COMMITMENT. The Companies, the Lenders and the Administrative Lender hereby acknowledge and agree that (a) the Revolving Credit Commitment is terminated and no further Advances shall be available thereunder, and (b) effective December 29, 1995, no further LIBOR Advances will be available.

         SECTION 18. REPRESENTATIONS AND WARRANTIES. The Companies represent and warrant to the Lenders and the Administrative Lender that (a) this Third Amendment constitutes their legal, valid, and binding obligations, enforceable in accordance with the terms hereof (subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium, or other laws or principles of equity affecting the enforcement of creditors' rights generally),
(b) other than the Specified Defaults, there exists no Event of Default or Default under the Credit Agreement either before or after giving effect to this Third Amendment, (c) their representations and warranties set forth in the Credit Agreement and other Loan Papers are true and correct on the date hereof both before and after giving effect to this Third Amendment, (d) other than the Specified Defaults, they have complied with all agreements and conditions to be complied with by them under the Credit Agreement and the other Loan Papers by the date hereof, (e) the Credit Agreement, as amended hereby, and the other Loan Papers remain in full force and effect, (f) there exists no breach or default by any party of any term or provision of the Subordinated Notes and Agreements or any other document, agreement or instrument related to the Subordinated Debt, and (g) no notice to, or consent of, the holders of the Subordinated Debt is required under the terms of the Subordinated Notes and Agreements in connection with the execution of this Third Amendment.

         SECTION 19. EXPENSES OF LENDERS. The Companies hereby jointly and severally agree to pay on demand all costs and expenses incurred by any Lender or the Administrative Lender, and including costs and fees of counsel to any Lender or the Administrative Lender, in connection with the preparation, negotiation, review and execution of this Third Amendment and the other Loan Papers executed pursuant hereto and any and all amendments, modifications and supplements thereto, including without limitation, the costs and fees of the Special Counsel and all costs and expenses incurred by any Lender or the Administrative Lender, including costs and fees of counsel to any Lender or the Administrative Lender, in connection with the enforcement or preservation of any rights under the Credit Agreement, as amended hereby, or any other Loan Paper, including without limitation, the costs and fees of Special Counsel.

         SECTION 20. FURTHER ASSURANCES. The Companies shall execute and deliver such further agreements, documents, instruments, and certificates in form and substance satisfactory to the Administrative Lender, as the Administrative Lender or any Lender may deem necessary or appropriate in connection with this Third Amendment.

         SECTION 21. COUNTERPARTS. This Third Amendment and the other Loan Papers may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof of any such agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

         SECTION 22. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         SECTION 23. GOVERNING LAW. (a) THIS AGREEMENT AND ALL LOAN PAPERS SHALL BE DEEMED CONTRACTS MADE UNDER THE LAWS OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF TEXAS, EXCEPT TO THE EXTENT (A) FEDERAL LAWS GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF ALL OR ANY PART OF THIS AGREEMENT AND ALL LOAN PAPERS OR (B) STATE LAW GOVERNS UCC COLLATERAL INTERESTS FOR PROPERTIES OF THE COMPANIES AND THE SUBSIDIARIES OUTSIDE THE STATE OF TEXAS. WITHOUT EXCLUDING ANY OTHER JURISDICTION, EACH COMPANY AND EACH SUBSIDIARY AGREES THAT THE COURTS OF TEXAS WILL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION HEREWITH.

         (b) EACH COMPANY AND EACH SUBSIDIARY HEREBY WAIVES PERSONAL SERVICE OF ANY LEGAL PROCESS UPON IT. IN ADDITION, EACH COMPANY AND EACH SUBSIDIARY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH COMPANY AT ITS ADDRESS DESIGNATED FOR NOTICE UNDER THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON RECEIPT BY SUCH COMPANY. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE LENDER OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         SECTION 24. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE COMPANIES, EACH SUBSIDIARY AND EACH LENDER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE (WHETHER A CLAIM IN TORT, CONTRACT, EQUITY, OR OTHERWISE) ARISING UNDER OR RELATING TO THIS AGREEMENT, THE OTHER LOAN PAPERS, OR ANY RELATED MATTERS, AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

         IN WITNESS WHEREOF, this Third Amendment to Credit Agreement is executed as of the date first set forth above.

THE COMPANIES:         PAGE AMERICA GROUP, INC.


                       -------------------------------
                       By:  Kathleen C. Parramore
                       Its: President


                       PAGE AMERICAN OF ILLINOIS, INC.


                       -------------------------------
                       By:  Kathleen C. Parramore
                       Its: President


                       PAGE AMERICA COMMUNICATIONS OF
                       INDIANA, INC.


                       -------------------------------
                       By:  Kathleen C. Parramore
                       Its: President


                       PAGE AMERICA OF NEW YORK, INC.


                       -------------------------------
                       By:  Kathleen C. Parramore
                       Its: President


                       PAGE AMERICA COMMUNICATIONS OF
                       CALIFORNIA, INC.


                       -------------------------------
                       By:  Kathleen C. Parramore
                       Its: President


                       PAGE AMERICA COMMUNICATIONS OF
                       FLORIDA, INC.


                       -------------------------------
                            By: Kathleen C. Parramore
                                 Its: President


                         PAGE AMERICA PENNSYLVANIA, INC.


                         -------------------------------
                            By: Kathleen C. Parramore
                                 Its: President


                         ADIRONDACK RADIO TELEPHONE CO.,
                                      INC.


                         -------------------------------
                            By: Kathleen C. Parramore
                                 Its: President


ADMINISTRATIVE LENDER:           NATIONSBANK OF TEXAS, N.V.
                                 as the Administrative Lender


                         -------------------------------
                         By: William E. Livingstone, IV
                           Its: Senior Vice President


LENDERS:                   NATIONSBANK OF TEXAS, N.V.,
                                 Individually


Address:                                   _______________________________
901 Main Street, 66th Fl.                   By:  William E. Livingstone, IV
Dallas, Texas 75202                           Its: Senior Vice President
Attn: Mr. William E.
            Livingstone, IV
      Senior Vice President


                                        CANADIAN IMPERIAL BANK OF COMMERCE


Address:                                ________________________________
125 Lexington Ave., 8th Fl.                   By:  Douglas J. Smith
New York, NY  10017                             Its: Senior Manager
Attn: Mr. Douglas J. Smith
          Senior Manager
                          FLEET NATIONAL BANK


Address:                                 ________________________________
Mail Stop FIMOM14F                          By:  Edward W. O'Brien
111 Westminister Street                         Its: Vice President
Providence, RI  02903
Attn: Edward W. O'Brien
          Vice President


                                             STATE STREET BANK AND TRUST
                                                  COMPANY


Address:                                   _______________________________
225 Franklin St. M-8                            By:  James R. Shulman
Boston, MA  02110                                 Its: Vice President
Attn: Mr. James R. Shulman
          Vice President

                                                   Exhibit 10.13

                             AMENDMENT TO INDENTURE


                  AMENDMENT TO INDENTURE, dated as of July 28, 1995 (the "Amendment"), by and among PAGE AMERICA GROUP, INC. (the "Company"), a New York corporation, PAGE AMERICA OF ILLINOIS, INC., an Illinois corporation, PAGE AMERICA COMMUNICATIONS OF INDIANA, INC., an Indiana corporation, PAGE AMERICA OF NEW YORK, INC. ("PA-New York"), a New York corporation, PAGE AMERICA COMMUNICATIONS OF CALIFORNIA, INC. ("PA-California"), a California corporation, PAGE AMERICA COMMUNICATIONS OF FLORIDA, INC. ("PA-Florida"), a Florida corporation (collectively with the Company, the "Obligors"), T. ROWE PRICE HIGH YIELD FUND, INC., SANDLER MEZZANINE PARTNERS, L.P., SANDLER MEZZANINE T-E PARTNERS, L.P., and SANDLER MEZZANINE FOREIGN PARTNERS, L.P. (collectively, the "Holders"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Indenture Trustee for the Holders (the "Indenture Trustee").

RECITALS

         A. Pursuant to that certain Subordinated Promissory Note, Preferred Stock, Common Stock and Warrant Purchase Agreement, dated as of December 30, 1993 (the "Subordinated Agreement"), by and among the Obligors, as the Issuers, and the Holders, Froley, Revy Investment Co., Inc., MHF Fund I Limited Partnership, Clarion Capital Corporation, and Delaware State Employee Retirement Fund, as the Purchasers, the Company issued its 12% Series A Subordinated Notes (the "Notes").

         B. Pursuant to that certain Indenture, dated as of June 15, 1994 (the "Indenture"), between the Obligors and the Indenture Trustee, the Obligors exchanged the Notes for the Company's 12% Series B Subordinated Notes (the "Securities").

         C. The Company and certain of the Obligors have entered into that certain Asset Purchase Agreement, dated as of February 24, 1995, as the same may be amended from time to time (the "PageNet Agreement"), providing for the sale by the Company and certain of the Obligors of their California, Florida, and Nevada operations to Paging Network of Florida, Inc. or to its assignee.

         D. The Obligors and certain of their affiliates have agreed, subject to amendment and modification of the Indenture, to amend that certain Credit Agreement, dated as of December 30, 1993, as amended (the "Credit Agreement"), by and among the Obligors and NationsBank of Texas, N.A., as Administrative Lender, and the other lenders party thereto, to take into account, among other things, the consummation of the PageNet Agreement and the use of the proceeds therefrom.

         E. The Holders are the record or beneficial holders of one hundred percent (100%) of the outstanding amount of the Securities.

         F. Pursuant to the provisions of Section 10.02 of the Indenture, the Holders and the Indenture Trustee agree to modify the Indenture upon the terms and conditions set forth herein.

         G. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Indenture.

                  NOW, THEREFORE, for valuable consideration hereby acknowledged, the Obligors, the Holders and the Indenture Trustee agree as follows:

                  1. DEFINITIONS. Section 1.01 of the Indenture is hereby amended as follows:

                           (a)      AMENDMENT OF DEFINITION OF "FUNDED DEBT".
The definition of "Funded Debt" is hereby deleted in its entirety and the following is inserted in lieu thereof:

                           "Funded Debt" means all Debt of the Company and the
                  Subsidiaries, as the context requires, constituting (a) Debt for borrowed money or the deferred purchase price of property or services, and any other Debt evidenced by a promissory note or similar instrument, including without limitation the Obligation and the Securities, but excluding the principal of and interest on the Interest Securities, (b) Capitalized Lease Obligations, and (c) Debt secured by any Lien on any Property of the Company or any Subsidiary, whether with or without recourse; provided, however, that such term shall not include accounts payable and accrued liabilities incurred in the ordinary course of business."

                           (b)      AMENDMENT OF DEFINITION OF "OPERATING CASH
FLOW". The definition of "Operating Cash Flow" is hereby deleted in its entirety and the following is inserted in lieu thereof:

                           "Operating Cash Flow" means, for the most recently
                  completed twelve months of the Companies (after excluding the effect of the contribution of Property sold pursuant to the PageNet Agreement), the sum of the Companies' and the Subsidiaries' (a) pre-tax income or loss, as the case may be (excluding extraordinary gains and losses), plus (b) total interest expense, bank fees and other financing costs, but excluding interest on the Interest Securities, plus (c) depreciation and amortization expense, plus (d) gain or loss on any disposition of any asset or Property other than sales of pagers in the ordinary course of business, plus (e) all other non-recurring or non-cash charges, as customarily determined, all calculated on a consolidated basis in accordance with GAAP."

                           (c)      AMENDMENT OF DEFINITION OF "PERMITTED
LIENS". Clause (i) of the definition of "Permitted Liens" is deleted in its entirety and substituting the following in its stead:

                  "(i) Liens to secure indebtedness under the Credit Agreement, including, without limitation, a security interest to be granted to the Administrative Lender, pursuant to the Third Amendment to the Credit Agreement, on a pro rata basis with the other Lenders to secure, and only to the extent of, the Company's overdrafts."

                           (d)      NO CHANGE IN CONTROL.  The definition of
"Change in Control" is hereby amended by deleting the period at the end thereof and inserting the following:

                  "; PROVIDED, HOWEVER, that the sale of the California, Florida and Nevada operations by Page America Group, Inc., Page America Communications of California, Inc., Page America Communications of Florida, Inc., and Page America of New York, Inc. in accordance with the PageNet Agreement shall not constitute a Change in Control."

                           (e)      INTEREST SECURITIES.  Section 1.01 of the
Indenture is hereby amended by inserting the following definition:

                           "Interest Securities" means the promissory notes
                  to be issued in lieu of cash payments of interest with respect to the Securities."

                           (f)      AMENDMENT OF DEFINITION OF "SECURITIES".
The definition of "Securities" is hereby deleted in its entirety and the following is inserted in lieu thereof:

                           "Securities" means the (a) 12% Series B Subordinated
                  Notes due December 31, 1996 or any of them (each a "Security"), as amended or supplemented from time to time, that are issued under this Indenture and (b) to the extent issued and delivered, Interest Securities."

                  2.  AUTHORIZATION TO ISSUE INTEREST SECURITIES.

                           (a)      Section 5.09 of the Indenture is hereby
amended, as follows:

                           (i)  The word "and" at the end of clause (d)
                  thereof is deleted.

                           (ii)  The period at the end of clause (e) is
                  deleted and replaced by ", and"; and

                           (iii) A new clause (f) is inserted and shall read in its entirety as follows:

                     "(f) the Debt evidenced by the Interest
                                  Securities."

                           (b)      Clause (ii) of Section 5.20 of the Indenture
is hereby deleted in its entirety and the following is inserted in lieu thereof:

                  "(ii) any liability with respect to any Debt that is subordinate or junior in right of payment to Senior Indebtedness and junior to or PARI PASSU in any respect in right of payment to the Securities which has an earlier maturity or shorter amortization than the Securities; PROVIDED, HOWEVER, that nothing contained herein shall preclude, nor shall it be construed to preclude, the Obligors from issuing the Interest Securities."

                  3. FINANCIAL COVENANTS. Section 5.08 of the Indenture is hereby deleted in its entirety; provided, however, that if the Company refinances any amounts under the Credit Agreement, the covenants contained in
Section 5.08 shall be reinstated in their entirety and shall be in full force and effect except that the provisos contained in subsections (a), (b) and (c) of Section 5.08 shall not be reinstated.

                  4.  DEFERRAL OF INTEREST, ISSUANCE OF INTEREST
SECURITIES, NEW MATURITY. The terms of the Securities are hereby amended as follows:

                           (a)      INTEREST PAYMENTS.  Interest payments due
with respect to the Securities on each of June 30, 1995, December 31, 1995 and June 30, 1996, will be satisfied by the issuance of Interest Securities in the face amount equal to the amount of interest due on each of the foregoing installment dates. As the result of the issuance of Interest Securities the fourth paragraph of Section 2.02 of the Indenture is hereby amended to add the words ", plus the principal amount of the Interest Securities," after both places in which the amount $13,000,000 appears.

                           (b)      INTEREST RATE ON SECURITIES AND INTEREST
SECURITIES. Commencing on January 1, 1995, the Securities and, when and to the extent issued, the Interest Securities shall bear interest at the rate of fifteen percent (15%) per annum.

                           (c)      PAYMENT OF INTEREST ON INTEREST SECURITIES.
All interest which shall accrue with respect to the Interest Securities shall be paid in cash on the maturity thereof or such earlier date on which cash interest payments shall be paid or be payable with respect to the Securities.

                           (d)      MATURITY.  The Securities and the Interest
Securities shall mature on the first (1st) Business Day six (6) months following the maturity of the Senior Indebtedness due under the Credit Agreement, but in no event later than December 31, 1996.

                           (e)      TERMS OF INTEREST SECURITIES.  Except as
otherwise provided herein, the Interest Securities shall contain the same terms and conditions as the Securities.

                  5.  LIMITATION ON DEBT.  Section 5.09(e) of the
Indenture is hereby deleted in its entirety and the following is inserted in lieu thereof:

                           "(e) so long as (i) no Default or Event of Default
                  is in existence immediately before the incurrence of such Debt or is caused thereby, and (ii) the Company has delivered to the Trustee a Compliance Certificate demonstrating compliance with the terms of this Indenture after giving effect to the incurrence of such Debt, and (iii) no further Debt is created, incurred or assumed under Section 5.09(a), Senior Indebtedness of the Company not to exceed in principal amount outstanding at any time (x) such amount as may be necessary to refinance the Company's outstanding obligations under the Credit Agreement up to Thirty-Three Million Dollars ($33,000,000) (which gives effect to the repayment of Debt as the result of the closing of the PageNet Agreement), reduced by any repayments, paydowns or amortization of the Credit Agreement or other Senior Indebtedness, plus (y)
          $1,000,000 of other Senior Indebtedness, plus (z)
          $3,000,000."

                  6. AMENDMENT TO CREDIT AGREEMENT. Section 5.19 of the Indenture shall not apply to the Credit Agreement, as amended or modified.

                  7.  SALE OF OPERATIONS.

                           (a)      RIGHT TO SELL.  Notwithstanding anything
contained in the Indenture to the contrary, the Company, PA-California, PA-Florida, and PA-New York shall have the right to consummate the transactions contemplated by the PageNet Agreement and the proceeds thereof may be applied as permitted pursuant to the provisions of the Credit Agreement.

                  8.  MOTOROLA INDEBTEDNESS.

                           (a)      NO NOTICE REQUIRED.  Notwithstanding the
provisions of Section 5.04 of the Indenture to the contrary, the Company shall not be required to provide the Holders additional written notice of any default with respect to any indebtedness of the Company or other Obligors to Motorola, Inc.

                           (b)      NO EVENT OF DEFAULT.  Notwithstanding the
provisions of Sections 7.01(6) and 7.01(8) of the Indenture to the contrary, any indebtedness owed by any of them to Motorola, Inc., the entry of a judgment or the failure to pay any judgment against the Company or the other Obligors with respect to such indebtedness shall not be considered or deemed to be a Default or an Event of Default under the Indenture, the Securities or the Interest Securities until the earlier to occur of (i) one (1) Business Day after the Closings, as defined in the PageNet Agreement, (ii) October 10, 1995, or such earlier date as the PageNet Agreement shall be terminated, revoked, or in any material respect changed or amended, and (iii) any attempt by Motorola, Inc. to levy or execute on any property of any Obligor or use other legal process to enforce or collect any such judgment.

                  9. SUBORDINATION UNAFFECTED. Notwithstanding anything contained herein to the contrary, the Securities and the Interest Securities shall remain subordinate in the same manner and to the same extent as provided in the Indenture.

                  10. EXPENSES. The Obligors hereby jointly and severally agree to pay on demand all costs and expenses incurred by the Indenture Trustee or any Holder in connection with the preparation, negotiation, review and execution of this Amendment.

                  11. COUNTERPARTS. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof of any such amendment, it shall not be necessary to produce or account for any counterpart other than the one signed by the party against whom enforcement is sought.

                  12. ENTIRE AGREEMENT. This Amendment represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

                  13. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New
York.

                  IN WITNESS WHEREOF, this Amendment is executed as of the date first set forth above.

                                                PAGE AMERICA GROUP, INC.


Attest:
- ------------------                           --------------------------
Secretary                                     By:
                                              Its:

                                             PAGE AMERICA OF ILLINOIS, INC.


Attest:
- ------------------                           --------------------------
Secretary                                    By:
                                             Its:

                                            PAGE AMERICA COMMUNICATIONS OF
                                            INDIANA, INC.


Attest:
- ------------------                         --------------------------
Secretary                                   By:
                                            Its:


                                           PAGE AMERICA OF NEW YORK, INC.


Attest:
- ------------------                         --------------------------
Secretary                                   By:
                                            Its:

                                            PAGE AMERICA COMMUNICATIONS OF
                                            CALIFORNIA, INC.


Attest:
- ------------------                        --------------------------
Secretary                                  By:
                                           Its:
                                        PAGE AMERICA COMMUNICATIONS OF
                                 FLORIDA, INC.


Attest:
- ------------------                       --------------------------
Secretary                                 By:
                                          Its:

INDENTURE TRUSTEE:                       AMERICAN STOCK TRANSFER &
                                         TRUST COMPANY


Attest:

- ------------------                       --------------------------
                                          By:
                                          Its:

Address:

40 Wall Street
New York, New York 10005
Attn:  Herbert Lemmer

SUBORDINATED HOLDERS:

Address:                                   BOWMAN & CO.

100 E. Pratt Street                         By:  T. Rowe Price High Yield
Seventh Floor                               Fund, Inc.
Baltimore, Maryland 21202
Attn:  Darlene McMullen                    _____________________________
                                           By:
                                           Its:

Address:                                  SANDLER MEZZANINE PARTNERS,
                                          L.P.
767 Fifth Avenue, 45th Floor
New York, New York 10153                  By:  Sandler Mezzanine
                                          General Partnership
                                          General Partner

                                          By:  MJM Media Corp.
                                               General Partner


                                          ---------------------------
                                          By:  Michael J. Marocco
                                          Its: President

Address:                                  SANDLER MEZZANINE T-E
                                          PARTNERS, L.P.
767 Fifth Avenue, 45th Floor
New York, New York 10153                  By:  Sandler Mezzanine
                                              General Partnership


                                          General Partner

                                          By:  MJM Media Corp.
                                               General Partner


                                          ---------------------------
                                          By:  Michael J. Marocco
                                               Its: President


Address:                                  SANDLER MEZZANINE FOREIGN
                                          PARTNERS, L.P.
767 Fifth Avenue, 45th Floor
New York, New York 10153                  By:  Sandler Mezzanine
                                               General Partnership
                                               Investment General
                                               Partner

                                               By:  MJM Media Corp.
                                                    General Partner


                                              ---------------------------
                                              By:  Michael J. Marocco
                                                   Its: President

                                            Exhibit 10.14

                    CONSULTING AND NON-COMPETITION AGREEMENT



         AGREEMENT dated August 1, 1995 between Page America Group, Inc., a New York corporation (the "Corporation"), and Steven L.
Sinn (the "Consultant").

                              W I T N E S S E T H :


         WHEREAS, the Consultant is currently employed as Chairman of the Board and Chief Executive Officer of the Corporation; and

         WHEREAS, the parties hereto desire to terminate the employment arrangement of the Consultant and to enter into an agreement providing for the engagement of Consultant as a consultant to the Corporation upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions herein contained, the parties agree as follows:

         1. The Consultant hereby resigns effective as of the date hereof as an officer and director of the Corporation and each of its subsidiaries. The Corporation hereby engages Consultant and Consultant agrees to serve the Corporation as a consultant for a period of one year from the date hereof upon the terms and conditions of this Agreement hereinafter set forth.

         2. During the term of this Agreement, Consultant shall render such services to the Corporation, and/or any subsidiary of the Corporation, at such reasonable times and places and for a reasonable duration as from time to time shall be mutually agreed upon by the Consultant and by the Board of Directors or the President of the Corporation. In performing the services hereunder, Consultant will use his best efforts to promote the interests of the Corporation. The parties hereto understand that, subject to the provisions of paragraph 4 of this Agreement, Consultant's duties hereunder will not be his sole occupation and Consultant, for other compensation, may perform other duties for entities other than the Corporation.

         3. The Corporation shall compensate Consultant for the services to be rendered by Consultant hereunder at the rate of $250,000 per annum, payable at the same frequency as payments made by the Corporation to its employees. In addition, the Corporation agrees to reimburse Consultant for any reasonable out-of-pocket business expenses incurred at the request of the Corporation. During the term of this Agreement, the Consultant shall be entitled to receive medical benefits at the expense of the Corporation, consistent with those available to the officers of the Corporation.

         4. During the term of this Agreement, the Consultant will not, directly or indirectly, (a) participate in the ownership or operation of any business engaged in the marketing of pager communications programs of the types and in the geographical areas served by the Corporation at the date of this Agreement, but nothing contained herein shall be deemed to prohibit the Consultant from investing in any company engaged in such business, the stock of which is available in a public securities market if the Consultant shall not own in excess of 1% of the total issued and outstanding stock of such company or (b) hire or offer to hire or persuade or attempt to persuade any of the Corporation's officers, employees or agents to discontinue their relationship with the Corporation nor divert or attempt to divert from the Corporation any business by attempting to influence any customer or supplier of the Corporation.

                  In the event of an actual or threatened breach by the Consultant of the provisions of this paragraph, the Corporation shall be entitled to pursue injunctive relief restraining the Consultant from doing any act prohibited hereunder. Nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any monetary damages to which it would be entitled under the law. In the event that any provision of this paragraph 4 is held to be unenforceable as a result of it being too broad, either in terms of time or geographical extent, the Consultant agrees that the court can adapt and limit this paragraph 4 so as to make the provisions hereof enforceable.

         5. The Consultant recognizes and acknowledges that the lists of the Corporation's actual and prospective customers, as they exist from time to time, are a valuable and unique asset of the Corporation and therefore agrees that he will not, during or after the term of this Agreement, disclose the identity of any of the Corporation's customers to any person, firm, corporation, association or other entity, for any reason whatsoever, unless previously authorized to do so by the Corporation's Board of Directors. For the purpose of enforcing this provision, the Corporation may resort to any remedy available to it under the law.

         6. The Corporation and Consultant acknowledge that they are entering into this Agreement as independent contractors and that this Agreement shall not create and shall not be construed to create a relationship of employer and employee, principal and agent, co-partners or any other similar relationship between the Corporation and the Consultant.

         7. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns and upon Consultant, his heirs, representatives and beneficiaries.

         8. This Agreement contains the entire agreement between the parties with respect to its subject matter and may only be changed by a writing signed by the party to be charged. The Employment Agreement made as of January 1, 1994, between the Corporation and the Consultant is hereby terminated and is of no further force or effect.

         9. All notices, requests, demands, documents and other communications given or due hereunder shall hereafter be made in writing and shall be deemed to have been duly given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial carrier service or three days after being mailed by certified or registered mail, postage prepaid:
         if to the Consultant to:

           Steven L. Sinn

         and if to the Corporation to:

                  Page America Group, Inc.
                  125 State Street
                  Hackensack, NJ 07601
                  Attn:  President

         with a copy to:

                  Martin H. Neidell, Esq.
                  Stroock & Stroock & Lavan
                  7 Hanover Square
                  New York, New York  10004

         10. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of New York without giving effect to any principles of conflict of laws.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                            PAGE AMERICA GROUP, INC.


                        By:______________________________


                        ---------------------------------
                                 Steven L. Sinn

                                                           Exhibit 21

                       CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-41887) pertaining to the 1983 Stock Option Plan, 1990 Stock Option Plan and Stock Purchase Plan and Trust of Page America Group, Inc. and in the related Prospectus of our report dated March 15, 1996 with respect to the consolidated financial statements and schedule of Page America Group, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1995.

                                ERNST & YOUNG LLP

Hackensack, New Jersey
March 29, 1996